Exhibit 16.1

May 10, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by MoSys, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated May 9, 2007. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ BDO Seidman LLP

Cc: Office of the Chief Accountant, PCAOB